Exhibit 4.2

Puxin Limited Certificate Number INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW Number of Shares [Number] (AS AMENDED OR REVISED FROM TIME TO TIME) [Number] THE AUTHORISED CAPITAL OF THE COMPANY IS USD 50,000.00 DIVIDED INTO 1,000,000,000 ORDINARY SHARES OF PAR VALUE USD 0.00005 EACH THIS CERTIFIES THAT [Name] OF [Address] IS THE OWNER OF [Number] fully paid ORDINARY shares of USD 0.00005 each IN THE COMPANY Puxin Limited (the “Company”) transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this day of Director